© SKF Group
Kaydon key facts and figures – 2012
•
Headquarters in Ann Arbor, Michigan U.S.
•
Established 1941
•
Publicly listed on NYSE (ticker: KDN)
•
USD 475 million in sales
•
2,187 employees
23%
of total consolidated sales
23%
of total consolidated sales
54%
of total consolidated sales
Friction control Specialty products Velocity control
Exhibit 99.1

© SKF Group
Kaydon net sales – 2012
Industries
Geographies
13%
6%
10%
5%
3%
27%
13%
18%
5%
Automation &
Robotics
Power
Generation
Aerospace
Military
Heavy
Equipment
Medical
Equipment
Petroleum
Processing
Other
Semicond.
24%
12%
2%
62%
North
America
Europe
Asia
Other

KAYDON

COOPER

ACE

FABREEKA

VIBRATION & SHOCK CONTROL

HAHN

GASFEDERN

KAYDON

PURAFIL

FIRST IN CLEAN AIR

SKF

© SKF Group Kaydon – leading market position, strong brands, attractive end markets Ring & Seal Bearing Friction control Velocity control Specialty products Products Brands Primary End Markets

KAYDON
Seals
KAYDON
Bearings
and units
Lubrication
systems
Mechatronics
KAYDON
Services
KAYDON

© SKF Group Kaydon strengthens SKF’s technology platforms

© SKF Group
A strong addition to the SKF Group
• Kaydon is a leader in its product categories, such as split bearings, thin section bearings, and other highly engineered products
• Kaydon’s industry recognized brands and leading
technologies serve high value, global market segments
• Kaydon’s product offering is highly complementary with SKF's product portfolio and will enhance SKF's offering to its
customers and distributors worldwide
• Kaydon serves a number of segments that are less
represented in SKF's current customer base

© SKF Group
The acquisition supports SKF becoming the knowledge
engineering company
• Expands SKF’s manufacturing footprint and supports SKF’s
growth strategy for North America
• Enables SKF to better serve customers in many key
industries globally with a more complete product portfolio
• Adds improved solutions and services through the
combination of Kaydon and SKF complementary technologies
• Enables distribution of Kaydon products through the SKF
distribution network worldwide
• Brings a highly professional and competent management and
workforce

© SKF Group 10 September 2013
The tender offer described in this communication (the "Offer") has not yet commenced, and this communication is neither an offer to purchase nor a solicitation of an offer to sell any shares of the capital stock of
Kaydon Corporation ("Kaydon") or any other securities. On the commencement date of the Offer, a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents, will be filed with the United States Securities and Exchange Commission (the
"SEC").  The offer to purchase shares of Kaydon stock will only be made pursuant to the offer to purchase, the letter of transmittal and related documents filed with such Schedule TO.  The tender offer statement will be filed with the SEC by Atlas Management, Inc. ("Atlas") a wholly-owned subsidiary of AB SKF, and Dublin Acquisition Sub Inc., and Kaydon is obligated to file a solicitation/recommendation statement with the SEC. INVESTORS
AND SECURITY HOLDERS ARE URGED TO READ THE TENDER OFFER
STATEMENT, AS IT MAY BE AMENDED FROM TIME TO TIME, WHEN IT
BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT
INFORMATION.  Investors and security holders may obtain a free copy of these statements (when available) and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to MACKENZIE PARTNERS INC. AT (212) 929-5500 or Toll Free at
(800) 322-2885.
Offer Not Commenced